Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Samuel G. Stone
Date Submitted: July 25, 2012	Executive Vice President and
NASDAQ Symbol:FBMI	Chief Financial Officer
(989) 466-7325

Firstbank Corporation Announces Cash Dividend on Common Stock

Alma, MI (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.01 per share cash dividend will be paid September 13, 2012, to common stock shareholders of record as of August 24, 2012. The $0.01 per share cash dividend is unchanged from the amount paid in the prior quarter.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a community bank local decision-making, multi-bank-charter, format with assets of $1.5 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Keystone Community Bank; and Firstbank – West Michigan.